                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 OR 15(d) of
                      the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): July 2, 1997


                           BAKER HUGHES INCORPORATED
             (Exact name of registrant as specified in its charter)

          Delaware                      1-9397                76-0207995
(State or other jurisdiction   (Commission File Number)      (IRS Employer
      of incorporation)                                   Identification No.)

           3900 Essex Lane
            Houston, Texas                                77027
(Address of principal executive offices)                (Zip code)

       Registrant's telephone number, including area code: (713) 439-8600

    This Form 8-K/A amends and supplements the Form 8-K dated July 16, 1997. The purpose is to amend Item 7 as set forth below:

Item 7. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

    Except for Note 15 of Notes to Consolidated Financial Statements on page 19 and Note 7 of Notes to Financial Statements on page 27, the information presented below is as of October 31, 1996 and April 30, 1997, as appropriate.

    (i) The following Consolidated Financial Statements of Petrolite Corporation ("Petrolite") are filed herewith as follows:


                                                               Page No.
                                                               --------
         1.  Report of Independent Accountants dated
                 November 22, 1996.                                 3

         2.  Consolidated Statements of Earnings for the six
                 months ended  April 30, 1997 and 1996
                 (unaudited) and for the year ended
                 October 31, 1996.                                  4

         3.  Consolidated Balance Sheets as of April 30, 1997
                 (unaudited) and as of October 31, 1996.            5

         4.  Consolidated Statements of Cash Flows for the six
                 months ended April 30, 1997 and 1996
                 (unaudited) and for the year ended
                 October 31, 1996.                                  6

         5.  Consolidated Statements of Changes In Stockholders'
                 Equity for the year ended October 31, 1996 and
                 for the Six months ended April 30, 1997
                 (unaudited).                                       7

         6.  Notes to Consolidated Financial Statements.            8

    (ii) The following Financial Statements of Wm. S. Barnickel &
             Company ("Barnickel") are filed herewith as follows:

         1.  Report of Independent Accountants dated January 17,
                 1997.                                             20

         2.  Statements of Income and Retained Earnings for the
                 six months ended April 30, 1997 and 1996
                 (unaudited) and for the year ended
                 October 31, 1996.                                 21

         3.  Balance Sheets as of April 30, 1997 (unaudited)
                 and as of October 31, 1996.                       22

         4.  Statements of Cash Flows for the six months ended
                 April 30, 1997 and 1996 (unaudited) and for
                 the year ended October 31, 1996.                  23

         5.  Notes to Financial Statements.                        24



(b) Pro Forma Financial Information.

The following pro forma financial information is filed herewith:

Unaudited pro forma financial statements of Baker Hughes Incorporated, giving effect to the acquisition of Petrolite and Barnickel:


                                                               Page No.
                                                               --------
        1.  Introduction                                           28

        2.  Unaudited Pro Forma Condensed Combined Balance
                Sheet as of March 31, 1997                         29

        3.  Unaudited Pro Forma Condensed Combined Statement
                of Operations for the six months ended
                March 31, 1997                                     30

        4.  Unaudited Pro Forma Condensed Combined Statement
                of Operations for the year ended
                September 30, 1996.                                31

        5.  Notes to Unaudited Pro Forma Condensed Combined
                Balance Sheet and Statements of Operations         32



Report of Independent Accountants

To the Stockholders and Directors of
Petrolite Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of earnings, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Petrolite Corporation and its subsidiaries at October 31, 1996, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of Petrolite's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



(Price Waterhouse LLP)
St. Louis, Missouri
November 22, 1996, except as to Notes 12 and 15 which are dated
  July 2, 1997.

PETROLITE CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

                                            Six Months    Six Months       Year
                                              Ended         Ended          Ended
(Dollars in thousands,                       April 30,     April 30,    October 31,
except per share data)                         1997          1996           1996
-----------------------------------------------------------------------------------
                                           (unaudited)    (unaudited)
-----------------------------------------------------------------------------------
Net Revenues                                $ 195,138      $ 177,194      $ 360,703
Cost of Products Sold and Other
  Direct Costs                                117,453        113,856        215,883
-----------------------------------------------------------------------------------
  Gross Profit                                 77,685         63,338        144,820
-----------------------------------------------------------------------------------
Expenses:
  Selling                                      34,379         33,683         85,360
  Research                                      8,947         10,007         15,336
  General and administrative                    9,826         11,964         22,723
  Write-off of investment in subsidiary                        5,137          5,137
-----------------------------------------------------------------------------------
                                               53,152         60,791        128,556
-----------------------------------------------------------------------------------
  Earnings from operations                     24,533          2,547         16,264
Other Income (Expense):
  Equity in earnings of affiliates              2,888          2,549          5,859
  Interest expense                             (1,324)        (1,587)        (2,795)
  Interest income                               1,413          1,217          2,191
  Gain on sale of Singapore facility            8,606
  Other income, net                               354            329             93
-----------------------------------------------------------------------------------
  Earnings before income taxes                 36,470          5,055         21,612
-----------------------------------------------------------------------------------
Provision for U.S. and Foreign
  Income Taxes:
  Current                                      12,282           (260)           884
  Deferred, net                                   (75)        (2,627)         1,695
-----------------------------------------------------------------------------------
                                               12,207         (2,887)         2,579
-----------------------------------------------------------------------------------
Net Earnings                                $  24,263      $   7,942      $  19,033
-----------------------------------------------------------------------------------
Earnings Per Share                          $    2.13      $     .70      $    1.68
-----------------------------------------------------------------------------------




See accompanying Notes to Consolidated Financial Statements.

PETROLITE CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                    April 30,     October 31,
                                                      1997           1996
(Dollars in thousands)                             (unaudited)
=============================================================================
Assets
Current Assets:
Cash and equivalents                                $  55,155      $  44,669
Accounts receivable, less estimated doubtful
  accounts of $1,210 and $1,191, respectively          71,649         68,324
Inventories                                            37,246         37,117
Other current assets                                   12,742         11,729
-----------------------------------------------------------------------------
    Total current assets                              176,792        161,839
-----------------------------------------------------------------------------
Investment in Affiliated Companies                     13,644         14,417
-----------------------------------------------------------------------------
Other Assets:
Patents and other intangibles, less accumulated
  amortization of $11,045 and $9,585,
  respectively                                          5,843          7,068
Prepaid pension costs                                  11,577          9,484
Other                                                   8,582          8,228
-----------------------------------------------------------------------------
    Total other assets                                 26,002         24,780
-----------------------------------------------------------------------------
Properties:
Buildings                                              63,344         66,063
Machinery and equipment                               190,389        201,109
Construction in progress                                5,881          3,681
Accumulated depreciation                             (170,143)      (176,971)
-----------------------------------------------------------------------------
                                                       89,471         93,882
Land                                                    6,921          6,869
-----------------------------------------------------------------------------
                                                       96,392        100,751
-----------------------------------------------------------------------------
Total Assets                                        $ 312,830      $ 301,787
-----------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Current Liabilities:
Short-term borrowings                                  10,855          5,493
Accounts payable                                       30,599         48,251
Income taxes payable                                    9,887          2,113
Accrued vacation payable                                3,620          3,720
Other current liabilities                              17,229          9,568
-----------------------------------------------------------------------------
    Total current liabilities                          72,190         69,145
-----------------------------------------------------------------------------
Other Liabilities:
Long-term debt                                         31,714         38,000
Retiree medical benefits                               14,817         14,165
Other                                                   4,929          4,598
-----------------------------------------------------------------------------
    Total other liabilities                            51,460         56,763
-----------------------------------------------------------------------------
Deferred Income taxes, Net                              8,969          9,044
-----------------------------------------------------------------------------
Stockholders' Equity:
Capital Stock, without par value-
  Authorized - 35,000 shares
  Issued - 12,293 and 12,230 shares,
  respectively                                         11,596          9,620
Reinvested earnings                                   195,167        177,283
Cumulative translation adjustment                      (7,858)        (1,374)
-----------------------------------------------------------------------------
                                                      198,905        185,529
Less treasury stock, at cost - 888 shares             (18,694)       (18,694)
-----------------------------------------------------------------------------
Total Stockholders' Equity                            180,211        166,835
-----------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity          $ 312,830      $ 301,787
=============================================================================


See accompanying Notes to Consolidated Financial Statements.

PETROLITE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           Six Months     Six Months       Year
                                             Ended          Ended          Ended
                                            April 30,      April 30,     October 31,
                                              1997           1996           1996
(Dollars in thousands)                     (unaudited)    (unaudited)
------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net earnings                                $ 24,263        $  7,942        $ 19,033
------------------------------------------------------------------------------------
Adjustments to reconcile net
  earnings to net cash provided by
  operations:
    Depreciation and amortization              8,590           9,096          17,990
    Deferred income taxes                        (75)         (2,627)          1,695
    Write-down of assets                                       2,000
    Gain on sale of Singapore
      facility                                (8,606)
    Gain on sale of fixed assets                 (77)           (545)           (592)
Changes in assets and liabilities:
  Accounts receivable                         (3,325)         (2,706)         (5,148)
  Inventories                                   (130)            936            (569)
  Accounts payable and accrued
    liabilities                               (1,398)         (2,229)          2,160
  Other, net                                  (2,639)         (2,197)         (4,275)
------------------------------------------------------------------------------------
                                              (7,660)          1,728          11,261
------------------------------------------------------------------------------------
Net cash provided by operating
  activities                                  16,603           9,670          30,294
------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
    Capital expenditures, net                 (4,998)         (4,126)        (11,178)
    Proceeds from sale of Singapore
      facility                                 6,807
    Proceeds from sale of airplane                             5,250           5,250
    Other, net                                                                   255
------------------------------------------------------------------------------------
Net cash provided by (used in) investing
  activities                                   1,809           1,124          (5,673)
------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
    Short-term borrowings
      (repayments), net                         (924)          2,184          (1,152)
    Dividends paid                            (6,372)         (6,348)        (12,693)
    Sale of common stock                       1,976             151             231
------------------------------------------------------------------------------------
Net cash used in financing activities         (5,320)         (4,013)        (13,614)
------------------------------------------------------------------------------------
Effect of exchange rate on cash               (2,606)         (1,019)              0
Net Increase in Cash and
  Equivalents                                 10,486           5,762          11,007
Cash and Equivalents at Beginning
  of Period                                   44,669          33,662          33,662
------------------------------------------------------------------------------------
Cash and Equivalents at End of Period       $ 55,155        $ 39,424        $ 44,669
------------------------------------------------------------------------------------

Interest Paid                               $  1,324        $  1,587        $  2,795
Income Taxes Paid                           $  4,508        $  1,779        $  4,959
------------------------------------------------------------------------------------


See accompanying Notes to Consolidated Financial Statements.

PETROLITE CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(Amounts in                                                                 Cumulative
thousands,                      Capital Stock                 Rein-           Trans-                              Stock-
except per                 -----------------------            vested          lation          Treasury           holders'
share data)                Shares           Amount           Earnings        Adjustment         Stock             Equity
-------------------------------------------------------------------------------------------------------------------------
October 31, 1995           12,221          $  9,389          $170,943         $(2,174)         $(18,694)         $159,464

Net earnings                                                   19,033                                              19,033
Dividends paid
 $1.12 per share                                              (12,693)                                            (12,693)
Foreign currency
 translation
 adjustments                                                                      800                                 800
Exercise of stock
 under options                  9               231                                                                   231
-------------------------------------------------------------------------------------------------------------------------
October 31, 1996           12,230          $  9,620          $177,283         $(1,374)         $(18,694)         $166,835
(Unaudited)
Net earnings                                                   24,263                                              24,263
Dividends paid
 $.56 per share                                                (6,372)                                             (6,372)
Foreign currency
 translation
 adjustments                                                                   (6,484)                             (6,484)
Exercise of stock
 under options                 63             1,976                (7)                                              1,969
-------------------------------------------------------------------------------------------------------------------------
April 30, 1997             12,293          $ 11,596          $195,167         $(7,858)         $(18,694)         $180,211
-------------------------------------------------------------------------------------------------------------------------


See accompanying Notes to Consolidated Financial Statements.

PETROLITE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated statements include the accounts of Petrolite Corporation, its subsidiaries (collectively, the "Company") and its unconsolidated 50% owned corporate affiliates, Toyo-Petrolite Co. Ltd. and Bareco Products, a partnership, both of which are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated.

Translation of Foreign Currencies

Foreign-currency-denominated financial statements are translated in accordance with Statement of Financial Accounting Standard No. 52. Under this standard all assets and liabilities of operations outside the United States, except for operations in highly inflationary economies, are translated into U.S. dollars at exchange rates in effect at the end of the year. Operating results are translated at a weighted average of exchange rates in effect during the year. Net unrealized gains and losses on translation of foreign currency financial statements, other than those in highly inflationary economies, are recorded in stockholders' equity, as a cumulative translation adjustment, and will be included in income only upon sale or liquidation of the underlying asset. Realized gains and losses resulting from completed transactions are included in net earnings.

Cash Equivalents

Cash equivalents are comprised of highly liquid debt instruments with original maturities of three months or less.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined under the last-in, first-out (LIFO) method for most domestic inventories of Specialty Chemical Products. The remainder is stated at standard cost, which approximates actual cost, or at actual cost. Standard costs are determined on a fully absorbed basis.

Intangibles

Patents and other intangibles are amortized over periods ranging from 1 to 15 years.

Properties and Depreciation

Properties are carried at cost and include expenditures for new facilities and those which substantially extend the useful lives of existing capital assets. Maintenance, repairs and minor renewals are expensed as incurred. Upon disposal or retirement of properties, the related cost and accumulated depreciation are removed from the accounts and any profit or loss on disposition is recorded in income. Depreciation is generally provided on a straight-line basis at rates based on estimated useful lives of the properties (buildings 5 to 50 years, machinery and equipment 3 to 20 years). Included in properties are land and certain assets which are being

PETROLITE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

held for sale. The net book value of these assets at October 31, 1996, approximates $7.8 million.

Income Taxes

The Company follows the practice of providing for income taxes based on financial statement earnings. Consolidated income taxes include provisions for additional taxes or tax refunds on repatriation of income earned abroad and also reflect the deferred tax effect of accelerated depreciation and other timing differences in reporting income and deductions for tax purposes.

Capital Stock

Proceeds from sales of capital stock issued under stock option and incentive plans are credited to capital stock. Proceeds in excess of cost from sales of treasury stock are also credited to capital stock.

Revenue Recognition

The Company follows the practice of reporting income from equipment contracts on the percentage-of-completion method. Revenue other than equipment contracts is recorded based on shipment date.

Earnings per Share

Net earnings per share are based on the weighted average number of shares of common stock equivalents outstanding during the respective year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Consolidated Financial Statements

In the opinion of the Company, the unaudited consolidated financial statements include all adjustments consisting of normal recurring accruals necessary to present fairly the Company's financial position as of April 30, 1997, and results of operations and cash flows for the six months ended April 30, 1997 and 1996. Accounting measures at interim dates inherently involve greater reliance on estimates than at fiscal year end. Due to seasonal and other factors, interim period results are not necessarily indicative of results to be expected for the full year.

Summary of Other Financial Data

Concentration of Credit Risk

The Company sells a majority of its products to customers in the oil and

PETROLITE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

gas industry. While most of the Company's business activity is with customers located within North America, the Company also serves customers in Europe, Africa, the Middle East, Far East and South America. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. When appropriate, the Company requires letters of credit or other similar guarantees particularly in international transactions. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. As of October 31, 1996, the Company had no significant concentrations of credit risk.

Financial Instruments

The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Unless otherwise disclosed, the fair values of financial instruments approximate their recorded values.

Impairment of Long-Lived Assets

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets. The Statement prescribes the accounting for the impairment of long-lived assets, such as property, plant, and equipment; identifiable intangibles, including patents and trademarks; and goodwill related to those assets. This Statement was adopted in fiscal 1997 with no significant effect on the Company's consolidated financial statements.

2.  WRITE-DOWN OF INVESTMENT IN SUBSIDIARY

In April 1996, the Company closed its Petrolite Suramericana, S.A. subsidiary. Write-off of the Company's remaining investment in the subsidiary resulted in a $5.137 million charge to operations and a $6.250 million tax benefit. The Company's tax basis in this subsidiary exceeded its book basis at the time of the closure.

3.  INVENTORIES

Inventories are summarized as follows:


(Dollars in thousands)                   April 30, 1997  October 31, 1996
                                          (unaudited)
-------------------------------------------------------------------------
Raw materials, parts and supplies          $ 19,708         $ 19,706
Finished goods                               37,575           37,704
Less reserve for revaluation of
  inventories to LIFO cost                  (19,087)         (18,626)
Less reserve for obsolete inventory          (1,056)          (1,056)
-------------------------------------------------------------------------
                                             37,140           37,728
Equipment contracts in progress                 793             (402)
Less advance billings                          (687)            (209)
-------------------------------------------------------------------------
Inventories, net                           $ 37,246         $ 37,117
-------------------------------------------------------------------------

PETROLITE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The reserve for inventory represents the carrying value of raw materials and finished goods which will be disposed of in the succeeding 12 months.

Approximately 62% of total inventories (exclusive of equipment contracts in progress) were accounted for on a last-in, first-out (LIFO) basis at October 31, 1996.

4.  INVESTMENT IN UNCONSOLIDATED AFFILIATES

The Company's investment in affiliated companies which are not majority owned or controlled are accounted for using the equity method. Investments carried at equity and the percentage interest owned consist of Toyo-Petrolite Co. Ltd. (50%) and Bareco Products (50%).

Financial information representing Petrolite's share of affiliated companies accounted for by the equity method is as follows, based on fiscal year-end results at March 31, 1996, for Toyo-Petrolite Co. Ltd. and October 31, 1996, for Bareco Products, respectively:

(Dollars in thousands)        1996
-----------------------------------
Earnings data
  Net revenues             $ 56,028
  Gross profit               11,364
  Net earnings                4,264
-----------------------------------
Balance sheet data
  Current assets           $ 19,471
  Other assets                2,821
  Current liabilities         7,134
  Other liabilities             439
-----------------------------------
  Net assets               $ 14,719
-----------------------------------

The Company's share of undistributed earnings of affiliated companies included in consolidated retained earnings was $7.3 million at October 31, 1996. Dividends from affiliated companies were $0.4 million in 1996.

5.  SHORT-TERM BORROWINGS AND LINES OF CREDIT

Short-term funds for certain international operations are obtained through unsecured overdraft facilities and short-term notes payable with local banks. These totaled $3.5 million at October 31, 1996. Domestic short-term funds are obtained through an unsecured, uncommitted line of credit with a bank totaling $15.0 million. Domestic borrowings bear interest at a fluctuating rate below prime determined by the banks' cost of funds. At October 31, 1996, the amount available and unused under this line of credit totaled $15.0 million.

6.  LONG-TERM DEBT

In September 1993, the Company entered into a Note Purchase Agreement with several institutional investors providing for the private placement of its 5.90% Services A Senior Notes, due 2000, and 6.39% Services A Senior Notes,

PETROLITE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

due 2003, in aggregate principal amounts of $10.0 million and $30.0 million, respectively. Proceeds from the sale of these unsecured notes, which were issued in November 1993, were used to retire short-term borrowings.

The Note Purchase Agreement contains certain restrictive covenants, including limitations on additional borrowings and disposition of assets, and the maintenance of minimum net worth. Long-term debt maturities at October 31,1996 are (in millions): 1997-$2.0, 1998-$6.3, 1999-$6.3, 2000-$6.3, 2001-$6.3.

The fair value of long-term debt at October 31, 1996 is approximately $39.4 million.

7.  INCOME TAXES

Below is a summary of income taxes for the year ended October 31, 1996:


(Dollars in thousands)
----------------------------------
Current
  U.S.                   $  (2,263)
  Foreign                    3,015
  State                        132
Deferred
  U.S.                       2,334
  Foreign                     (916)
  State                        277
----------------------------------
Total                    $   2,579
----------------------------------

Pretax earnings related to domestic and foreign operations for the year ended October 31, 1996 are summarized below:

(Dollars in thousands)
-------------------------------
Domestic               $ 16,063
Foreign                   5,549
-------------------------------
Total                  $ 21,612
-------------------------------

A reconciliation of income taxes at the U.S. statutory rate to the Company's reported effective tax rate for the year ended October 31, 1996 follows:

------------------------------------------------------------
Income taxes computed at the U.S. statutory rate        35.0%
State income taxes net of federal tax benefit            1.2
Tax benefit - U.S. export sales                         (4.7)
Net income of foreign affiliates                        (1.1)
Tax benefit of write-off of investment in subsidiary   (20.6)
Foreign tax rate greater than domestic rate              1.2
Nondeductible items                                      1.7
Other, net                                              (0.8)
------------------------------------------------------------
Effective tax rate                                      11.9%
------------------------------------------------------------

PETROLITE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of October 31, 1996 are as follows:


                                              ----------------------
(Dollars in thousands)                          Assets   Liabilities
--------------------------------------------------------------------
Current
  Intercompany profit in inventory             $ 1,574
  Accrued liabilities                            2,449
  Inventory valuation/disposal costs             1,000
  Other items                                    1,596       $   269
--------------------------------------------------------------------
                                                 6,619           269
--------------------------------------------------------------------
Noncurrent
  Accrued liabilities                            1,851
  Postretirement expenses other than pension     5,326
  Depreciation                                                12,912
  Other property basis difference                              1,123
  Pension expense                                              3,302
  Other items                                    1,116
--------------------------------------------------------------------
                                                 8,293        17,337
--------------------------------------------------------------------
Total deferred taxes                           $14,912       $17,606
--------------------------------------------------------------------

United States federal income tax returns for all years through 1994 have been settled with the Internal Revenue Service.

8.  PENSION BENEFITS

The Company has a noncontributory, final-average-pay defined benefit plan covering all eligible U.S. employees. The Company contributes funds to trustees as necessary to provide for current service and for any unfunded, prior-service costs. To the extent that these requirements are fully covered by assets on hand, a contribution may not be made in a particular year. Plan assets consist principally of common stocks and fixed income securities. Pension costs for non-U.S. plans are not material in the aggregate and are not included in these disclosures.

PETROLITE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The funded status of the U.S. plan at October 31, 1996 was as follows:

(Dollars in thousands)
------------------------------------------------------------
Actuarial present value of:
  Vested benefits                                   $(73,121)
  Nonvested benefits                                  (4,978)
------------------------------------------------------------
Accumulated benefit obligation                       (78,099)
Effect of future salary increases                    (17,045)
------------------------------------------------------------
Projected benefit obligation                         (95,144)
Plan assets at fair value                            140,469
------------------------------------------------------------
Excess of assets over projected benefit obligation    45,325
Unamortized net transition asset                      (8,134)
Unrecognized net gain                                (30,919)
Unrecognized prior service cost                        3,212
------------------------------------------------------------
Prepaid pension cost                                $  9,484
------------------------------------------------------------

The net pension credit for the year ended October 31, 1996 included the following components:

(Dollars in thousands)
---------------------------------------------------------
Service cost-
Benefits earned during the period               $   2,846
Interest cost on projected benefit obligation       6,741
Return on Plan Assets                             (15,999)
Net amortization and deferral                       3,134
---------------------------------------------------------
Net pension credit                               $ (3,278)
---------------------------------------------------------

In addition to the net pension credits, net expenses of $1.1 million was recorded in 1996 due to voluntary work-force reduction programs associated with reorganization efforts. The net expense is comprised of the cost of special termination benefits of $1.1 million in 1996.

The projected benefit obligation was determined using a discount rate of 7.5% for fiscal 1996. The assumed long-term rate of return on plan assets is 9.0% for fiscal 1996. The assumed long-term rate of compensation increases is 5.0%. The net transition asset at November 1, 1985, is being amortized over 19 years.

Net consolidated pension income was $2.7 million for 1996.

9.  SUPPLEMENTAL RETIREMENT PLAN

The Company maintains a nonqualified, supplemental executive retirement plan
(SERP). The SERP, which is an unfunded defined benefit plan, provides incremental benefits to eligible employees from the Company's funds so that total pension payments equal amounts that would have been payable from the

PETROLITE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Company's principal pension plan if it were not for limitations imposed by income tax regulations. The plan also provides such additional benefits as may be authorized by the board of directors. The unfunded, accumulated benefit obligation and projected benefit obligation related to this plan totaled $2.9 million and $3.2 million respectively, at October 31, 1996. Pension expense for this plan was $0.6 million in 1996. The projected benefit obligation was determined using a discount rate of 7.5% and the assumed long-term rate of compensation increases is 5%.

10.  POSTRETIREMENT BENEFITS

Statement of Financial Accounting Standard (SFAS) No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires recognition during employees' active service periods of the expected cost of providing postretirement benefits (primarily health benefits). Postretirement health benefits are provided to current and former employees and their spouses who retire at or after age 55 with 10 years of service. The postretirement health care plans are contributory, based upon years of service at retirement, and are subject to deductibles and copayments. The Company reserves the right to change or terminate the benefits at any time. The plan is funded as claims are paid.

The status of the plan at October 31, 1996 was as follows:

(Dollars in thousands)
-----------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO):
  Retirees                                             $   (9,088)
  Fully eligible plan participants                           (767)
  Other plan participants                                  (4,396)
-----------------------------------------------------------------
Total APBO                                             $  (14,251)
  Unrecognized net loss                                        86
-----------------------------------------------------------------
Accrued postretirement benefit cost                    $  (14,165)
-----------------------------------------------------------------

The net periodic postretirement benefit for the year ended October 31, 1996 was as follows:

(Dollars in thousands)
--------------------------------------------------
Service cost-
  Benefits earned during the period       $    271
  Interest cost on APBO                        978
  Net amortization and deferral                  5
--------------------------------------------------
Net periodic postretirement benefit cost  $  1,254
--------------------------------------------------

In addition to the net periodic postretirement benefit cost, the Company recorded a net expense of $0.1 million in 1996 representing the net effect of special termination benefits due to voluntary work-force reduction programs associated with reorganization efforts.

PETROLITE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Under the former practice of expensing postretirement benefits when paid, the expense would have been $.4 million in fiscal 1996.

For measurement purposes, a health care cost trend of 9.0% was assumed for fiscal 1996, declining gradually over the next four years to 5%, and remaining at that level thereafter. The health care cost trend rate affects the accumulated postretirement benefit obligation and net periodic cost for health benefits. A one-percentage-point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation for health benefits at October 31, 1996, by $84,000 and would increase the aggregate of the service and interest cost components of net periodic postretirement benefit cost for health benefits for fiscal 1996 by $11,000. The discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at October 31, 1996.

11.  STOCK OPTION PLANS

At October 31, 1996, the Company has two stock-based compensation plans, which are described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed-stock option plans.

On December 10, 1986, the Company's Board of Directors approved the 1987 Incentive Stock Option Plan. Under this plan, 600,000 shares of unissued stock were reserved for grant to officers and key employees and could have been awarded in the form of stock options or restricted stock units.

Stock options are granted at prices not less than 100% of fair market value of stock on dates of grant and were issued with a fixed expiration date, not to exceed 11 years from date of grant. Options are exercisable ratably in annual installments of 25% commencing one year from date of grant.

A restricted stock unit is the right to receive either cash or shares of capital stock, upon fulfillment of certain conditions, without payment to the Company. Restricted stock units are contingent upon continued employment or attainment of predetermined performance targets during a restriction period, generally three years. No additional grants will be made under this plan.

Transactions under the 1987 Incentive Stock Option Plan for the year ended October 31, 1996 are summarized below:

                                               Number     Average
                                                 of        Option
                                               Options     Price
-----------------------------------------------------------------
Outstanding October 31, 1995                   102,500      31.57
Exercised                                       (6,500)     23.00
Forfeited                                      (20,600)     31.58
Expired                                         (5,900)     32.50
-----------------------------------------------------------------
Outstanding October 31, 1996                    69,500    $ 32.29
-----------------------------------------------------------------

PETROLITE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Under the 1993 Stock Incentive Plan, which was approved by the shareholders on March 1, 1993, 800,000 shares of unissued stock were reserved for grant to executive officers, key managers and non-employee members of the Board of Directors and may be awarded in the form of stock options or restricted stock units. The plan provides that stock options are granted at prices not less than 100% of fair market value of stock on dates of grant and are issued with a fixed expiration date, not to exceed 10 years from date of grant.

Annually, each member of the Board of Directors who has served on the board at least six months, is not an employee of the Company, and who is elected at an annual shareholders meeting, receives an option to purchase 2,000 shares of the Company's capital stock, subject to the five-year term of the plan. The Board of Directors initially granted two groups of options under the 1993 plan with different performance criteria. Both awards included triggers based on specific minimum increases in the Company's stock values. The first award required annual minimum increases and the second award was tied to an increase in Company stock value over a five-year period.

The competitive market conditions and forward outlook changed substantially from the factors contemplated by management in recommending the initial awards. Upon review, the Compensation Committee of the Board of Directors determined the awards did not provide the needed element of longer-term incentive compensation. The Committee and the Board of Directors therefore authorized certain optionees to exchange their initial stock option awards for a new stock option award. The new option awards, which were made on January 9, 1996, are exercisable ratably in annual installments of 20% commencing one year from the date of grant. The Compensation Committee also approved the award of options under the 1993 Stock Incentive Plan to certain officers who previously were not awarded options.

Transactions under the 1993 Stock Incentive Plan for the year ended October 31, 1996 are summarized below:


                                         Number of Options
                                      -----------------------   Average
                                                 Non-employee    Option
                                      Employees    Directors     Price
-----------------------------------------------------------------------
Outstanding October 31, 1995           624,000      36,000       32.61
  Granted-various dates                560,000      14,000       26.19
  Exercised                                         (3,000)      27.04
  Forfeited                           (629,000)                  30.40
  Expired                                           (8,000)      29.27
-----------------------------------------------------------------------
Outstanding October 31, 1996           555,000      39,000      $28.81
-----------------------------------------------------------------------

Under a Stock Option Agreement dated August 11, 1995, Mr. Paul H. Hatfield, then a director of the Company, received an option to purchase 36,000 shares, at an exercise price of $21.03 per share exercisable in monthly installments of 3,000 shares, subject to the terms of a concurrent management agreement. The Stock Option Agreement was canceled effective November 20, 1995. The option, exercisable with respect to 6,000 shares, will expire on August 11, 2000.

PETROLITE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.  STOCKHOLDER RIGHTS PLAN

In March 1994, the Company adopted a stockholder rights plan and distributed a dividend of a right to purchase one share of capital stock (a "Right") for each share of capital stock of the Company ("Capital Stock") outstanding on and after April 8, 1994. Each Right initially would entitle the holder to purchase one share of Capital Stock for $120 under certain circumstances. The Rights become exercisable only if a person or group becomes the beneficial owner of 15% or more of the Company's Capital Stock, or announces a tender or exchange offer which would result in its ownership of 15% or more of the Capital Stock. Stockholders who reported beneficial ownership of 15% or more of the outstanding Capital Stock before April 8, 1994, do not trigger the exercise of the Rights unless they acquire beneficial ownership of an additional 1% of the outstanding Capital Stock.

After the Rights have become exercisable, holders would be entitled to purchase additional shares of Capital Stock at one-half of the then-current price per share. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, the holder would be entitled to purchase shares of capital stock of the acquiring company at one-half of the then-current market price of such capital stock.

The Company amended the stockholder rights plan on February 25, 1997 to provide, among other things, that the acquisition of the Company as described in Note 15, shall not be deemed to be a triggering event for purposes of the stockholder rights plan and that the rights under the stockholder rights plan would expire immediately prior to consummation of the acquisition of the Company.

13.  ENVIRONMENTAL MATTERS

The Registrant has been named a potentially responsible party (PRP) under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, (the "Superfund Law") with respect to one "Superfund" site. The Registrant has not owned or operated the site, other PRPs also have been so designated, and the extent of the Registrant's liability at the site has been determined with respect to anticipated remediation costs. The extent of the Registrant's percentage contribution to remediation costs at the site has been capped at 1%. The Registrant's reserves include amounts expected to be incurred with respect to this site. The Registrant also is involved in remedial response and voluntary environmental cleanups, in some cases under the direction of governmental agencies, at other locations which are not the subject of the Superfund law. The Registrant accrues for these costs when it is likely that a liability exists and the amount of a payment with respect thereto can be reasonably estimated. Actual costs may vary from estimates due to inherent uncertainties in evaluating environmental conditions. Based on, among other factors, its previous experience with respect to such activities and its ongoing review and analysis, at October 31, 1996, the Registrant's balance sheet included an accrual for estimated remediation and other environmental costs of approximately $2.8 million. Subject to the difficulty in estimating future environmental costs, the Registrant believes that any sums it may be required to pay in connection with such environmental matters in excess of the amounts so recorded will

PETROLITE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

not have a material adverse effect on its financial condition or results of operations.

14.  LITIGATION AND OTHER CONTINGENCIES

Various claims, lawsuits and other legal and administrative proceedings, arising in the ordinary course of business, are pending against the Registrant. The Registrant accrues for these costs when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. At October 31, 1996, the Registrant's balance sheet included an accrual for estimated litigation costs and other contingencies of $3.0 million. Management and legal counsel are of the opinion that any sum the Registrant may be required to pay in connection with the ultimate dispositions of such proceedings in excess of the amounts recorded or disclosed above will not have a material adverse effect on its financial condition or results of operations.

15.  SUBSEQUENT EVENT

On July 2, 1997, Baker Hughes Incorporated ("Baker Hughes") acquired the Company and Wm. S. Barnickel & Company, the holder of 47.1% of the Company's common stock ("Barnickel"), in a tax-free exchange of stock in which the Company's stockholders, other than Barnickel, received 1.6135 shares of Baker Hughes common stock in exchange for each share of the Company's common stock. The exchange ratio was based on $61 per share of the Company's common stock and an average market price of Baker Hughes common stock of $37.80625. As a result of the acquisitions, certain employee and director related benefits described in the Notes to the Consolidated Financial Statements, have or may change as permitted by the respective plans.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Directors of
Wm. S. Barnickel & Company

In our opinion, the accompanying balance sheet and the related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Wm. S. Barnickel & Company at October 31, 1996, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of Wm. S. Barnickel & Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.




(Price Waterhouse LLP)
St. Louis, Missouri
January 17, 1997, except as to Note 7,
which is as of July 2, 1997.

WM. S. BARNICKEL & COMPANY
STATEMENTS OF INCOME AND RETAINED EARNINGS


                                   Six Months   Six Months       Year
                                      Ended        Ended        Ended
(Dollars in thousands,              April 30,    April 30,   October 31,
 except per share data)               1997          1996         1996
------------------------------------------------------------------------
                                  (unaudited)   (unaudited)
------------------------------------------------------------------------
Dividend income:
  Petrolite Corporation stock     $   2,989     $   2,989     $   5,978
  Other stocks                          587           542         1,117
                                  --------------------------------------
                                      3,576         3,531         7,095
Profit from oil and gas
  investments                                          97            99
Interest income                          62           125           277
Gain from sale of investments                       4,678         4,776
                                  --------------------------------------
                                      3,638         8,431        12,247
General and administrative expenses   1,091           202         1,648
                                  --------------------------------------
Income before taxes                   2,547         8,228        10,599
Income taxes                             79            36        (1,705)
                                  --------------------------------------
Net income                            2,626         8,264         8,894
Retained earnings at beginning
  of period                           6,052         4,198         4,198
Dividends declared                   (3,520)       (3,520)       (7,040)
                                  --------------------------------------
Retained earnings at end of period  $ 5,158     $   8,942     $   6,052
                                  --------------------------------------

Per Common Share:
  Net income                      $  298.47     $  939.14     $1,010.68
  Dividends declared                 400.00        400.00        800.00


See accompanying Notes to Financial Statements.

WM. S. BARNICKEL & COMPANY
BALANCE SHEETS

                                                 April 30,     October 31,
                                                   1997           1996
(Dollars in thousands)                          (unaudited)
--------------------------------------------------------------------------
Assets
--------------------------------------------------------------------------
Cash and cash equivalents                         $  2,131       $  3,641
Other receivables                                        1             11
Refundable income taxes                                497            709
Deferred income taxes                                  912            620
Interest receivable                                                    19
--------------------------------------------------------------------------
    Total current assets                             3,541          5,000
--------------------------------------------------------------------------
Investments in capital stock:
  Petrolite Corporation                            323,578        172,130
  Other stocks                                      50,868         43,547
--------------------------------------------------------------------------
                                                   374,446        215,677
--------------------------------------------------------------------------
Total Assets                                      $377,987       $220,677
--------------------------------------------------------------------------
Liabilities and Stockholders' Equity
--------------------------------------------------------------------------
Accrued professional fees                         $     67       $    633
--------------------------------------------------------------------------
    Total current liabilities                           67            633
--------------------------------------------------------------------------
Deferred income taxes                              126,440         72,458
Stockholders' Equity
Capital Stock:
  Authorized and issued, 8,800 shares of $100
    par value                                          880            880
Net unrealized investment gains                    245,442        140,654
Retained earnings                                    5,158          6,052
--------------------------------------------------------------------------
    Total Stockholders' Equity                     251,480        147,586
--------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity        $377,987       $220,677
--------------------------------------------------------------------------


See accompanying Notes to Financial Statements.

WM. S. BARNICKEL & COMPANY
STATEMENTS OF CASH FLOWS

                                                  Six Months    Six Months       Year
                                                   Ended          Ended          Ended
                                                  April 30,      April 30,     October 31,
                                                    1997           1996           1996
(Dollars in thousands)                           (unaudited)    (unaudited)
------------------------------------------------------------------------------------------
Cash flows from investing activities:
Net income                                        $   2,626       $  8,264       $  8,894
------------------------------------------------------------------------------------------
Adjustments to reconcile net income
  to net cash provided by investing
  activities:
  Depletion, depreciation and
    amortization                                                                       14
  Deferred income taxes                                (291)                         (336)
  Gain on sale of investments in
    oil and gas properties                                          (4,678)        (4,776)
  Changes in assets and
    liabilities:
  Other receivables                                      10            (24)            (9)
  Interest receivable                                    19             12             (6)
  Income taxes payable and
    refundable income taxes                             212         (2,041)          (961)
  Accrued professional fees                            (566)           (30)           602
  Investments in oil and gas
    properties                                                                         (6)
  Proceeds from sale of
    investments in oil and gas
    properties, net                                                  4,939          5,030
------------------------------------------------------------------------------------------
      Total adjustments                                (616)        (1,822)          (448)
------------------------------------------------------------------------------------------
Net cash provided by investing
  activities                                          2,010          6,442          8,446
------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Dividends paid                                     (3,520)        (3,520)        (7,040)
------------------------------------------------------------------------------------------
Net increase (decrease) in cash
  and equivalents                                    (1,510)         2,922          1,406
Cash and equivalents at
  beginning of period                                 3,641          2,235          2,235
------------------------------------------------------------------------------------------
Cash and equivalents at end of
  period                                          $   2,131       $  5,157       $  3,641
------------------------------------------------------------------------------------------
Supplemental disclosure of cash
  flow information:
  Cash paid during the period for
    income taxes                                  $       0       $  2,014       $  3,010
------------------------------------------------------------------------------------------
Supplemental disclosure of noncash activity:
  Net unrealized investment gains                 $ 104,788       $ 30,183       $ 37,359
------------------------------------------------------------------------------------------
  Deferred income taxes                              53,981         15,548         19,246
------------------------------------------------------------------------------------------
  Net increase in carrying value of
    investments                                     158,769         45,731         56,605
------------------------------------------------------------------------------------------


See accompanying Notes to Financial Statements.

                           WM. S. BARNICKEL & COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Wm. S. Barnickel & Company ("Barnickel"), founded in 1922, was 90 percent owned by the Trust of Wm. S. Barnickel (the "Trust") and 10 percent owned by John S. Lehmann and the trusts established under his will. Following the death of Genevieve Barnickel Janes in 1993, the Trust terminated resulting in a terminating distribution of the Trust's shares of Barnickel to a large group of beneficiaries. Barnickel trades in various securities and purchases mineral rights.

UNAUDITED FINANCIAL STATEMENTS

The financial statements as of and for the six months ended April 30, 1997 and 1996 are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the financial position of Barnickel at April 30, 1997 and the results of operations and cash flows for the six months ended April 30, 1997 and 1996. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

Cash equivalents are comprised of highly liquid debt instruments with an original maturity of three months or less.

INVESTMENTS

On October 31, 1995, Barnickel adopted Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities" ("FAS 115"). This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. Unrealized market value gains and losses are charged to earnings if the securities are purchased and held principally for the purpose of selling them in the near term. Otherwise, such unrealized gains and losses are charged or credited to a separate component of shareholders' equity. FAS 115 was adopted prospectively with the cumulative effect of adoption recorded as a separate component of shareholders' equity. Prior to the adoption of this statement, such securities were carried at the lower of cost or market.

Management determines the proper classifications of investments in obligations with fixed maturities and marketable equity securities at the time of purchase and reevaluates such designations as of each balance sheet date. At October 31, 1996, all securities covered by FAS 115 were designated as available for sale. Accordingly, these securities are stated at fair value, with unrealized gains and losses reported in a separate component of shareholders' equity. Realized gains and losses on sales of investments are included in the Statement of Income.

                         WM. S. BARNICKEL & COMPANY

OIL AND GAS PROPERTIES

Oil and gas properties represent Barnickel's proportionate share (working interest) in the capitalized costs incurred in successful oil and gas ventures. Depletion of royalties and development costs, amortization of leaseholds and depreciation of equipment are computed using the units-of-production method based on estimated recoverable oil and gas reserves.

All oil and gas properties were sold by Barnickel on December 1, 1995, except for the LaGloria royalty interests and the M. M. Garcia Land Trust, which had effective sale dates of March 1, 1996 and July 1, 1996, respectively.

INCOME TAXES

Barnickel accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, the deferred tax provision is determined using the liability method, whereby deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and income tax bases of assets and liabilities using presently enacted tax rates.

2.  INVESTMENT IN PETROLITE CORPORATION

The investment in Petrolite Corporation ("Petrolite") represents 47.06% of the issued and outstanding capital stock of Petrolite at October 31, 1996. The financial statements of Petrolite, as examined by Price Waterhouse LLP, reflect net assets of $166.8 million at October 31, 1996 and net income of $19.0 million for the year ended October 31, 1996. Barnickel's equity in Petrolite's net assets totals $78.5 million at October 31, 1996 and its equity in net income totals $9.0 million for the year ended October 31, 1996.

3.  SECURITIES AVAILABLE FOR SALE

Securities available for sale as of October 31, 1996 are summarized as follows (dollars in thousands):

                                                 GROSS
                                               UNREALIZED         MARKET
                                   COST       HOLDING GAINS       VALUE
                                --------      -------------      --------
Common stock:
  Petrolite Corporation         $    877        $171,253         $172,130
  Other stocks                     1,688          41,859           43,547
                                --------        --------         --------
                                $  2,565        $213,112         $215,677
                                ========        ========         ========

The difference between cost and market at October 31, 1996 of $213.1 million (less deferred taxes of $72.5 million), was credited to a separate component of shareholders' equity called "Net Unrealized Investment Gains". Market value is determined by the most recently traded price of the security at the balance sheet date. Because Barnickel's investment represents a significant portion of Petrolite's outstanding stock, this value may be only an approximation of the realizable value of the investment. See subsequent event at Note 7.

                         WM. S. BARNICKEL & COMPANY

4.  OIL AND GAS INVESTMENTS

Profit from oil and gas investments for the year ended October 31, 1996 is summarized below (dollars in thousands):

Income:
  Leases                                             $234
  Royalties                                            17
                                                     ----
                                                      251

Expenses:
  Field, royalty and other                            138
  Depletion, depreciation and amortization             14
                                                     ----
    Profit from oil and gas investments              $ 99
                                                     ====

5.  SALE OF INVESTMENTS

On December 1, 1995, Barnickel sold all oil and gas properties except for the LaGloria royalty interests and the M. M. Garcia Land Trust which had effective sales dates of March 1, 1996 and July 1, 1996, respectively. Total proceeds from the sale of the oil and gas investments were $5.0 million and resulted in a pretax gain on the sale of such investments of $4.8 million.

6.  INCOME TAXES

The provision for income taxes for the year ended October 31, 1996, is summarized as follows (dollars in thousands):

Current                                              $2,041
Deferred                                               (336)
                                                     ------
                                                     $1,705
                                                     ======

The deferred tax provision results in the recognition of certain income and expense items for financial statement purposes in periods different than those recognized for tax purposes. The temporary differences included in deferred tax assets are related to accrued advisory and legal fees.

Barnickel has recorded a deferred tax liability at October 31, 1996 of $72.5 million on the unrealized gain reported as a separate component of stockholders' equity until realized resulting from carrying Barnickel's equity securities at fair value. The income tax rate of 34% used to record the deferred tax liability may not reflect the actual amount of income taxes owed if Barnickel disposes of its investment in Petrolite and other investments.

The effective income tax rate of 16.1% for the year ended October 31, 1996, differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate to pretax income as a result of state taxes, the dividends received deduction and the depletion allowance.

                         WM. S. BARNICKEL & COMPANY

7.  SUBSEQUENT EVENT

On July 2, 1997, Baker Hughes Incorporated ("Baker Hughes") acquired Petrolite and Barnickel in a tax-free exchange of stock in which Barnickel's stockholders received 1,075.5367 shares of Baker Hughes common stock in exchange for each share of Barnickel common stock. The exchange ratio was based on the market value of Barnickel's assets, other than its 5,337,360 shares of Petrolite common stock, of $32.2 million, $61 per share of Petrolite common stock and an average market price of Baker Hughes common stock of $37.80625.

INTRODUCTION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following tables set forth certain unaudited pro forma condensed combined financial information for Baker Hughes Incorporated ("Baker Hughes") giving effect to the acquisition of Petrolite Corporation ("Petrolite") and Wm. S. Barnickel & Company ("Barnickel") accounted for as a purchase by Baker Hughes. Such acquisitions are referred to herein as the "Mergers".

The unaudited pro forma condensed combined balance sheet was prepared as if the Mergers had occurred on March 31, 1997. The unaudited pro forma condensed combined statements of operations were prepared as if the Mergers had occurred on October 1, 1995, the beginning of Baker Hughes' fiscal year ended September 30, 1996. For purposes of preparing the unaudited pro forma condensed combined balance sheet, the financial information for Petrolite and Barnickel is as of April 30, 1997. For purposes of preparing the unaudited pro forma condensed combined statements of operations for the six months ended March 31, 1997 and for the year ended September 30, 1996, the financial information for Petrolite and Barnickel is for the six months ended April 30, 1997 and for the year ended October 31, 1996, respectively.

The unaudited pro forma condensed consolidated balance sheet and statements of operations are not necessarily indicative of the consolidated financial position or results of operations as they might have been had the Mergers actually occurred on the dates indicated. The pro forma adjustments are based on preliminary assumptions and estimates made by Baker Hughes and do not reflect adjustments for anticipated operating efficiencies and cost savings Baker Hughes expects to achieve as a result of the Mergers. The actual allocation of the consideration paid by Baker Hughes for Petrolite and Barnickel may differ from the allocation reflected in the unaudited pro forma condensed combined financial statements after a more extensive review of the fair market values of the assets acquired and liabilities assumed has been completed. Amounts allocated will be based upon the estimated fair values at the effective time of the Mergers (July 2, 1997), which could vary significantly from the amounts as of March 31, 1997.

                           BAKER HUGHES INCORPORATED

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 1997
                                 (IN MILLIONS)

                                           HISTORICAL                          PRO FORMA
                              ------------------------------------   ------------------------------
                                BAKER
                                HUGHES      PETROLITE    BARNICKEL   ADJUSTMENTS          COMBINED
                              ----------    ---------    ---------   -----------         ----------
Current assets:
  Cash and cash
    equivalents               $      7.2     $   55.2     $    2.1                       $     64.5
  Accounts receivable,
    net                            826.1         71.6                                         897.7
  Inventories                      879.1         37.2                 $   39.9 (A)            956.2
  Other current assets             124.2         12.8          1.4                            138.4
                              ----------     --------     --------    --------           ----------
    Total current
      assets                     1,836.6        176.8          3.5        39.9              2,056.8
  Property, net                    639.8         96.4                    100.0 (B)            836.2
  Investments                       60.1         13.6        323.6      (293.9)(C)            103.4
  Other assets                     129.6         26.0         50.9        72.4 (D)            278.9
  Goodwill                         745.6                                 404.9 (E)          1,150.5
                              ----------     --------     --------    --------           ----------
    Total Assets              $  3,411.7     $  312.8     $  378.0    $  323.3           $  4,425.8
                              ==========     ========     ========    ========           ==========
Current liabilities:
  Notes payable               $      1.1     $   10.9                                    $     12.0
  Accounts payable                 343.0         30.6                                         373.6
  Other current
    liabilities                    299.2         30.7     $     .1    $   37.6 (F)            367.6
                              ----------     --------     --------    --------           ----------
    Total current
      liabilities                  643.3         72.2           .1        37.6                753.2
                              ----------     --------     --------    --------           ----------
  Long-term debt                   695.2         31.7                                         726.9
                              ----------     --------     --------    --------           ----------
  Deferred income taxes            172.1          9.0        126.4       (32.4)(G)            275.1
                              ----------     --------     --------    --------           ----------
  Other long-term
    liabilities                    143.2         19.7                                         162.9
                              ----------     --------                                    ----------
Stockholders' Equity:
  Common stock                $    145.6     $   11.6     $     .9    $    6.8 (H)(I)    $    164.9
  Capital in excess of
    par value                    1,417.3                                 730.5 (I)          2,147.8
  Retained earnings                313.4        195.2          5.2      (200.4)(H)            313.4
  Foreign currency
    translation
    adjustment                    (133.3)        (7.9)                     7.9 (H)           (133.3)
  Unrealized gain on
    securities available
    for sale                        14.9                     245.4      (245.4)(H)             14.9
  Treasury stock                                (18.7)                    18.7 (H)
                              ----------     --------     --------    --------           ----------
    Total Stockholders'
      Equity                     1,757.9        180.2        251.5       318.1              2,507.7
                              ----------     --------     --------    --------           ----------
    Total Liabilities
      and Stockholders'
      Equity                  $  3,411.7     $  312.8     $  378.0    $  323.3           $  4,425.8
                              ==========     ========     ========    ========           ==========


(The accompanying notes are an integral part of the Pro Forma Financial Statements.)

                           BAKER HUGHES INCORPORATED

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED MARCH 31, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                   HISTORICAL              PRO FORMA
                         --------------------------- ----------------------
                          BAKER
                          HUGHES PETROLITE BARNICKEL ADJUSTMENTS  COMBINED
                         ------- --------- --------- -----------  ---------
Revenues:
  Sales                 $1,098.5 $   195.1 $     3.6 $ (3.6)(J)   $1,293.6
  Services and rentals     543.3                                     543.3
                        -------- --------- --------- ------       --------
    Total                1,641.8     195.1       3.6   (3.6)       1,836.9
                        -------- --------- --------- ------       --------
Costs and Expenses:
  Cost of sales            643.5     117.5              1.4 (K)      762.4
  Cost of services and
    rentals                256.8                                     256.8
  Research and
    engineering             49.7       8.9                            58.6
  Marketing and field
    service                387.6      34.4                           422.0
  General and
    administrative          90.8       9.8       1.1                 101.7
  Amortization of
    goodwill and
    other intangibles       14.8                        6.3 (L)       21.1
                        -------- --------- --------- ------       --------
    Total                1,443.2     170.6       1.1    7.7        1,622.6
                        -------- --------- --------- ------       --------
  Operating income         198.6      24.5       2.5  (11.3)         214.3
  Interest income             .9       1.3               .6 (J)        2.8
  Interest expense         (23.3)     (1.3)                          (24.6)
  Equity income                        2.9             (1.0)(M)        1.9
  Gain on sale of
    Singapore facility                 8.6                             8.6
  Other income, net                     .5                              .5
                        -------- --------- --------- ------       --------
  Income before income
    taxes and accounting
    change                 176.2      36.5       2.5  (11.7)         203.5
  Income taxes             (67.8)    (12.2)       .1    1.1 (N)      (78.8)
                        -------- --------- --------- ------       --------
  Income before
    accounting change   $  108.4 $    24.3 $     2.6 $(10.6)      $  124.7
                        ======== ========= ========= ======       ========
  Income before
    accounting change
    per share           $    .75                                  $    .76
  Weighted average
    number of common
    shares outstanding     145.2                       19.3 (O)      164.5


(The accompanying notes are an integral part of the Pro Forma Financial Statements.)

                           BAKER HUGHES INCORPORATED

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                   HISTORICAL              PRO FORMA
                         --------------------------- ----------------------
                          BAKER
                          HUGHES PETROLITE BARNICKEL ADJUSTMENTS  COMBINED
                         ------- --------- --------- -----------  ---------
Revenues:
  Sales                 $2,046.8  $  360.7  $    7.1 $ (7.1)(J)   $2,407.5
  Services and rentals     980.9                                     980.9
                        --------  --------  -------- ------       --------
    Total                3,027.7     360.7       7.1   (7.1)       3,388.4
                        --------  --------  -------- ------       --------
Costs and Expenses:
  Cost of sales          1,186.8     215.9             23.1 (K)    1,425.8
  Cost of services and
    rentals                496.0                                     496.0
  Research and
    engineering             87.0      15.3                           102.3
  Marketing and field
    service                682.1      85.4                           767.5
  General and
    administrative         199.9      22.7       1.7                 224.3
  Amortization of
    goodwill and other
    intangibles             29.6                       12.8 (L)       42.4
  Unusual charge, net       39.6       5.1                            44.7
                        --------  --------  -------- ------       --------
    Total                2,721.0     344.4       1.7   35.9        3,103.0
                        --------  --------  -------- ------       --------
  Operating income         306.7      16.3       5.4  (43.0)         285.4
  Interest income            3.4       2.2        .3    1.1 (J)        7.0
  Interest expense         (55.5)     (2.8)                          (58.3)
  Sale of investments       44.3                 4.9                  49.2
  Equity income                        5.9             (2.0)(M)        3.9
                        --------  --------  -------- ------       --------
  Income before income
    taxes                  298.9      21.6      10.6  (43.9)         287.2
  Income taxes            (122.5)     (2.6)     (1.7)   9.4 (N)     (117.4)
                        --------  --------  -------- ------       --------
  Net income            $  176.4  $   19.0  $    8.9 $(34.5)      $  169.8
                        --------  --------  -------- ------       --------
  Net income per share  $   1.23                                  $   1.04
  Weighted average
    number of common
    shares outstanding     143.2                       19.3 (O)      162.5


(The accompanying notes are an integral part of the Pro Forma Financial Statements.)

                   NOTES TO UNAUDITED PRO FORMA CONDENSED
                       COMBINED FINANCIAL STATEMENTS

The Mergers will be accounted for using the purchase method of accounting with Baker Hughes acquiring Petrolite and Barnickel. Under this method of accounting, Baker Hughes will record the assets and liabilities of Petrolite and Barnickel at fair market value as of July 2, 1997, with the remaining purchase price reflected as goodwill.

The total consideration paid in connection with the Mergers is determined as follows:

                                                          (MILLIONS, EXCEPT
                                                           PRICE PER SHARE)
                                                          -----------------
Petrolite common stock outstanding including shares
  held by Barnickel                                                11.419
Purchase price per share                                         $     61
Consideration for Petrolite common stock                            696.6
Consideration for Petrolite's outstanding employee stock
  options                                                            21.0
Consideration for Barnickel's non-Petrolite assets, net of
  liabilities                                                        32.2
                                                                 ---------
Total value of Baker Hughes consideration                        $  749.8
                                                                 =========

Total consideration is calculated based on a purchase price of $61 per share of Petrolite common stock, a net after-tax value of $32.2 million for Barnickel's non-Petrolite assets, net of liabilities, a Baker Hughes Share Value of $37.80625 (the average of the per share closing price of Baker Hughes common stock as reported on the NYSE for the ten consecutive trading days immediately prior to June 27, 1997), a fair market value of $21.0 million for the assumption by Baker Hughes of Petrolite's outstanding vested and unvested employee stock options to purchase an aggregate of 591,000 shares of Petrolite common stock which have been converted into the right to acquire approximately 954,000 shares of Baker Hughes common stock and the number of shares of Petrolite common stock outstanding on July 2, 1997.

The excess of the total purchase price over the allocation of fair value to the net assets of Petrolite and Barnickel will be recorded as goodwill. Baker Hughes' calculation of goodwill is based on the following assumptions and calculations:

                   NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                                                 (MILLIONS)
                                                                 ----------
Total value of Baker Hughes consideration -- see above             $ 749.8
Severance and transaction costs                                       37.6
Historical net asset values at April 30, 1997:
  Petrolite                                                         (180.2)
  Barnickel, net of its investment in Petrolite                      (37.6)
                                                                    -------
Initial purchase price in excess of historical net asset values      569.6
  Increase (decrease) from fair value allocations:
  Inventory                                                          (39.9)
  Property                                                          (100.0)
  Investments                                                        (29.7)
  Unrecognized pension asset                                         (52.0)
  Other assets                                                       (20.4)
  Deferred income tax on fair value allocation adjustments            77.3
                                                                    -------
    Total goodwill                                                 $ 404.9
                                                                    =======

The following adjustments were made to the unaudited pro forma condensed combined balance sheet:

    (A) Adjust Petrolite's inventories to fair market value which consists of increasing last-in, first-out ("LIFO") inventories by $18.9 million and increasing total inventories by $21.0 million to estimated selling price less a reasonable profit allowance for the selling effort of Baker Hughes.

    (B) Adjust Petrolite's property to fair market value.

    (C) Eliminate Barnickel's investment in Petrolite ($323.6 million) and adjust Petrolite's equity investments to fair market value ($29.7 million).

    (D) Adjust Petrolite's prepaid pension costs to the excess of the plan assets at fair value over the accumulated benefit obligation ($52.0 million), identifiable intangible assets to fair market value ($14.0 million) and property held for sale to fair market value ($6.4 million).

    (E) Reflect goodwill associated with the Mergers.

    (F) Reflect severance and transaction costs directly associated with the Mergers, which were not considered in the unaudited pro forma condensed combined statements of operations.

    (G) Eliminate the deferred tax effect of Barnickel's investment in Petrolite ($109.7 million) and record deferred taxes related to the fair market value adjustments of the assets and liabilities of Petrolite ($77.3 million).

    (H) Eliminate Petrolite and Barnickel equity accounts.

    (I) Record the Mergers under purchase accounting and reflect the issuance of 19.3 million shares of Baker Hughes common stock.

The following adjustments were made to the unaudited pro forma condensed combined statements of operations:

    (J) To eliminate dividends received by Barnickel from Petrolite. There is no tax effect to the adjustment since taxes were paid by Barnickel on dividends from Petrolite. In addition, dividend income received by Barnickel from investments in marketable securities is reclassified from revenue to interest income.

                   NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL STATEMENTS (CONTINUED)

    (K) Record an increase in depreciation expense arising from the depreciation of the fair market value of property over an average of 12 years ($17.6 million and $8.8 million for the year ended September 30, 1996 and for the six months ended March 31, 1997, respectively, netted against actual depreciation of $15.5 million and $7.4 million, respectively, recorded by Petrolite). Additionally, the unaudited pro forma condensed combined statement of operations for the year ended September 30, 1996 includes the $21.0 million inventory fair market value adjustment for increasing total inventories to estimated selling price less a reasonable profit allowance for the selling effort of Baker Hughes since it is assumed that the purchased inventories will be sold within the first three months after the closing date which for purposes herein is assumed to be October 1, 1995.

    (L) Record an increase in goodwill amortization arising from the amortization over 40 years of the excess of the purchase price over the fair market value of the net assets acquired ($10.9 million for the year ended September 30, 1996 and $5.4 million for the six months ended March 31, 1997) and the increase in the amortization of identifiable intangible assets over an average life of seven years ($1.9 million for the year ended September 30, 1996 and $.9 million for the six months ended March 31, 1997).

    (M) Amortize the increase in the fair value of the Petrolite equity investees over 15 years.

    (N) Record the tax effect at the federal statutory rate of all pretax adjustments after excluding nondeductible goodwill amortization and the dividend adjustment -- See (J) above.

    (O) Reflect the issuance of Baker Hughes common stock to be issued in the Mergers.


                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        BAKER HUGHES INCORPORATED

August 11, 1997                         By: /s/ LAWRENCE O'DONNELL, III
                                           ------------------------------------
                                           Lawrence O'Donnell, III
                                           Vice President & General Counsel